Exhibit 10.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) dated as of August 13, 2013 (the “Effective Date”), is entered into between PURE BIOSCIENCE INC., a Delaware corporation (“Company”), with a place of business at 1725 Gillespie Way, El Cajon, CA California, 92020; and, PILLAR MARKETING GROUP, INC., a California Corporation (“PILLAR”), with a place of business at 4570 Campus Drive #2, Newport Beach, California, 92660. Company and PILLAR are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”. In consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Exclusive Engagement for Services. Company hereby engages PILLAR to perform those services described in Exhibit “A” (the “Services”), attached hereto and incorporated herein by reference. The Services may be amended and revised at any time only by mutual written consent of the Parties. The engagement of PILLAR hereunder is “exclusive” and during the Term of this Agreement Company shall not hire any other person to perform the Services.

2. Independent Contractor Relationship. PILLAR’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship. PILLAR will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. PILLAR is not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. PILLAR is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of services and receipt of fees under this Agreement. PILLAR is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of PILLAR’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.

3. Information. In connection with the Services, Company will furnish PILLAR and its designated agents with all materials and information regarding the business and financial condition of Company and any company identified as a potential acquisition target which Company believes are relevant to the Services or which PILLAR requests (all such information is collectively referred to herein as the “Information”). Company recognizes and confirms that PILLAR: (a) will use and rely solely on the Information and on information available from generally recognized public sources in performing the Services without having independently verified the same; (b) is authorized, as Company’s exclusive provider of the Services, to transmit to any prospective participant in a proposed transaction envisioned under the Services (a “ Transaction”) copy or copies of the Information and all other legal documentation necessary or advisable in connection with the Services or a Transaction; and, (c) does not assume responsibility for the accuracy or completeness of the Information.

4. Accuracy of the Information. Company agrees that the Information will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company shall advise PILLAR promptly of the occurrence of any event or any other change prior to the closing of a Transaction which could reasonably be expected to result in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5. Confidentiality.

5.1 Nondisclosure and Nonuse Obligations. Except as otherwise permitted in this Agreement, PILLAR shall not use, disseminate, or in any way disclose the Confidential Information (as defined below). PILLAR may use the Confidential Information solely to perform the Services. PILLAR shall treat all Confidential Information with the same degree of care as PILLAR accords to PILLAR’s own confidential information, but in no case shall PILLAR use less than reasonable care. PILLAR shall disclose Confidential Information only to those persons who have a need to know such Confidential Information. PILLAR certifies that each such recipient will have agreed to be bound by terms and conditions at least as protective as those terms and conditions applicable to PILLAR under this Agreement. PILLAR shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. PILLAR shall reasonably assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. For purposes of this Agreement “Confidential Information” means (a) any technical and non-technical information related to Company’s business and current, future, and proposed products and services of Company, and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, and marketing plans; and, (b) any information that may be made known to PILLAR and that Company has received from others that Company is obligated to treat as confidential or proprietary.

5.2 Exclusions from Nondisclosure and Nonuse Obligations. PILLAR’s obligations under Section 5.1 shall not apply to any Confidential Information that PILLAR can demonstrate (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to PILLAR by Company through no fault of PILLAR; (b) was rightfully in PILLAR’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to PILLAR by Company; or (c) was developed by employees or agents of PILLAR independently of and without reference to any Confidential Information communicated to PILLAR by Company. A disclosure of any Confidential Information by PILLAR (i) in response to a valid order by a court or other governmental body; or, (ii) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that PILLAR shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

5.3 Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to PILLAR by Company, whether delivered to PILLAR by Company or made by PILLAR in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Within five (5) days after any request by Company, PILLAR shall destroy or deliver to Company, at Company’s option, (a) all Company Property; and, (b) all materials in PILLAR’s possession or control that contain or disclose any Confidential Information. PILLAR will provide Company a written certification of PILLAR’s compliance with PILLAR’s obligations under this Section 5.3.

6. Non-Circumvention. At no time shall Company directly or indirectly call on, engage, contract with, bargain with, agree to agree, solicit, or attempt to do any of the foregoing, in any manner, for any reason, any person or their respective principals introduced to Company by PILLAR. Specifically, Company shall not, under any circumstance, without the prior, express written agreement of PILLAR, directly or indirectly circumvent, bypass, or otherwise deny, limit, evade, equivocate, or reduce the interest, profit, share, or participation of PILLAR in any proposed transaction related to the Services.

7. Compensation. In payment for Services rendered and to be rendered hereunder, Company agrees to pay PILLAR as follows:

(a) Upon execution of this Agreement, Company shall pay to PILLAR a nonrefundable engagement fee of Twenty Five Thousand Dollars ($25,000).

(b) Upon execution of this Agreement, Company shall issue to PILLAR two hundred fifty thousand (250,000) shares of the Company’s common stock.

(c) On the fifteenth day of each calendar month during the Term Company shall pay to PILLAR a “Service Fee” in the amount of Twenty Five Thousand Dollars ($25,000).

(d) Immediately upon the start of a Renewal Term under Section 8.2, below, Company shall issue to Pillar an additional two hundred fifty thousand (250,000) shares of the Company’s common stock.

(e) Upon consummation of any transaction involving either (i) the acquisition, merger, or combination, or similar transaction of or with another company; or, (ii) a transaction which results in Company “Up Listing”, as that term is commonly defined in a business context, Company shall issue to PILLAR common stock of Company for that number of shares equal to three percent (3%) of the issued and outstanding shares of Company determined on a fully diluted basis post-transaction. In the event of the termination of this Agreement for any reason and Company completes a transaction described in this subparagraph (c) within twelve (12) months of such termination, then Company issue to PILLAR the shares in accordance with this subparagraph (e).

(f) In addition to all other fees paid hereunder, Company shall also pay to, or on behalf of, PILLAR, promptly as billed, all reasonable fees, disbursements and out-of-pocket expenses incurred by PILLAR in connection the Services, including, without limitation, the fees and disbursements of PILLAR’s counsel, travel and lodging expenses, messenger and duplicating services, and other customary expenditures.

(g) All cash fees payable to PILLAR pursuant to this Section 7 shall be payable via wire transfer to an account designated by PILLAR.

(h) If at any time or from time to time Company shall determine to register any of its equity securities, either for its own account or for the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans; or, (ii) a registration relating solely to a Rule 145 transaction, Company will promptly give PILLAR written notice thereof, and, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, that number of shares of common stock issued to PILLAR under this Agreement.

8. Term and Termination.

8.1 Term. This Agreement is effective as of the Effective Date and will terminate twenty-four (24) months thereafter, unless terminated earlier as set forth below (the “Initial Term”).

8.2 Renewal Term. This Agreement shall automatically renew for an additional twenty-four (24) months unless either Party provides written notice to the other at least ninety (90) days prior to the end of the Initial Term of its decision to not renew (the “Renewal Term”). The “Term” hereunder shall refer to the Initial Term and the Renewal Term, if any.

8.3 Early Termination by Company. Company may terminate this Agreement upon a material breach of the Agreement by PILLAR and said breach is not cured by PILLAR within twenty (20) days after receipt of written notice from Company detailing the nature of the material breach.

8.4 Termination by PILLAR. PILLAR may terminate this Agreement at any time, with termination effective thirty (30) days after PILLAR’s delivery to Company of written notice of termination. PILLAR also may terminate this Agreement immediately for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within twenty (20) days after the date of PILLAR’s written notice of breach.

8.5 Survival of Certain Provisions. Sections 5, 7, 9, and 11, inclusive, shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement.

9. Indemnity; Limitation of Liability. Since PILLAR will be acting on behalf of Company as set forth in this Agreement, and as an integral part of the consideration of the Services to be rendered hereunder, Company shall indemnify PILLAR and its shareholder, directors, officers, attorneys, employees, and authorized agents (collectively, the “Indemnified Persons”) in accordance with Exhibit “B”, attached hereto and incorporated herein by reference. Company shall not and shall cause its affiliates and their respective directors, officers, managers, members, employees, shareholders and agents not to, initiate any action or proceeding against PILLAR or any other Indemnified Person in connection with this Agreement or the Services unless such action or proceeding is based solely upon the gross negligence or willful misconduct of PILLAR or any such Indemnified Person. PILLAR and the Indemnified Persons shall not be deemed agents or fiduciaries of Company or its stockholders, and will not have the authority to legally bind Company. PILLAR will not make an appraisal or valuation of any assets or liabilities of Company in connection with the Services hereunder.

10. Representations of Company. Company hereby represents and warrants as follows: (i) it has all requisite power and authority to enter into this Agreement; (ii) this Agreement has been duly and validly authorized by all necessary action on the part of Company; and, (iii) this Agreement has been duly executed and delivered by Company and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms.

11. General Provisions.

11.1 Press Announcements. At any time after the consummation or other public announcement of any transaction resulting from the Services, PILLAR may place an announcement in such newspapers, publications, and on its website and marketing materials as it may choose, stating that PILLAR has acted as set forth herein in connection with the transaction, and may use, from time-to-time, Company’s name and logo and a brief description of the transaction in publications and/or marketing materials prepared and/or distributed by PILLAR.

11.2 Executed Counterparts. This Agreement may be executed in any number of counterparts, when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.3 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

11.4 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

11.5 Entire Agreement. This Agreement and all references herein contains the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

11.6 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

11.7 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

11.8 Notices.

(a) Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, by telegram, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

(b) Consent to Electronic Transmissions. Each Party hereby expressly consents to the use of Electronic Transmissions for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmissions” means a communication (i) delivered by facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

11.9 Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder. Arbitration shall proceed in Orange County, and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of California, County of Orange. The Parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

11.10 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

11.11 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

12. Execution. IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and shall be effective as of and on the Effective Date set forth above.

COMPANY:		PILLAR:

PURE BIOSCIENCE, INC., a Delaware corporation		PILLAR MARKETING GROUP, INC., a California corporation

BY:	/s/ Dave Pfanzelter	BY:	/s/ Thomas Hemingway
NAME: DAVE PFANZELTER		NAME: THOMAS HEMINGWAY
TITLE: CEO		TITLE: CEO

DATED: 13 August 2013		DATED: 13 August 2013

EXHIBIT “A”

SERVICES

PILLAR shall serve as the exclusive advisor to Company with regard to general advisory services with respect to corporate finance and capital raising activities, merger and acquisition transactions, and other related endeavors. The Services shall include, though not be limited to, the following:

Advisor to Company in connection with a potential purchase of any other company or assets through any structure or form of transaction including, but not limited to, a direct or indirect acquisition, purchase of assets, merger, consolidation, restructuring, transfer of securities or any similar or related transaction.

Advisor to Company in connection with the provision of any financing transaction.

Advisor to Company in connection with Company’s new management and positioning.

In connection with the Services, provide from time-to-time and as appropriate:

•	One-on-Ones with key banking and/or investment fund contacts

•	Key business introductions.

•	Identification of potential investors for any offering of securities

•	Media Coverage

•	Analyst Coverage

•	Consulting with the Company’s management regarding structuring of capital formation programs

EXHIBIT “B”

INDEMNIFICATION

Unless otherwise noted, all capitalized terms used herein shall have the same meanings as set forth in the Agreement. In furtherance of Section 9 of the Agreement, the Parties hereby agree as follows:

As part of the consideration for PILLAR to furnish the Services Company agrees to indemnify and hold harmless PILLAR and the Indemnified Persons to the fullest extent from and against all claims, liabilities, losses, damages and expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with (i) actions taken or omitted to be taken by Company, its affiliates, employees or agents; (ii) actions taken or omitted to be taken by any Indemnified Person (including acts or omissions constituting ordinary negligence) pursuant to the terms of, or in connection with the Services or any Indemnified Person’s role in connection therewith, provided, however, that Company shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person to the extent, and only to the extent, that it is finally judicially determined that they are due solely to such Indemnified Person’s gross negligence or willful misconduct; and/or, (iii) any untrue statement or alleged untrue statement of a material fact contained in any of the Information, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Person is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Person hereunder (whether or not such Indemnified Person is a party thereto), unless such Indemnified Person has given its prior written consent or the settlement, compromise, consent or termination includes an express unconditional release of such Indemnified Person, satisfactory in form and substance to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding.

If for any reason (other than the gross negligence or willful misconduct of an Indemnified Person as provided above) the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then Company, to the fullest extent permitted by law, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses in such proportion as is appropriate to reflect the relative benefits received by Company on the one hand and by PILLAR on the other, from the proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by Company on the one hand and PILLAR on the other, but also the relative fault of Company and PILLAR, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all claims, liabilities, losses, damages, and expenses shall not exceed the amount of fees actually received by PILLAR pursuant to the Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and PILLAR on the other with respect to any proposed transaction contemplated by the Agreement shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by Company or the Company’s shareholders, as the case may be, in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (ii) the fees actually paid to PILLAR with respect to such transaction. The relative fault of Company on the one hand and PILLAR on the other with respect to the transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Company or by PILLAR and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

No Indemnified Person shall have any liability to Company or any officer, director, employee or affiliate thereof in connection with the Services except for any liability for claims, liabilities, losses, or damages finally judicially determined to have resulted solely as a result of such Indemnified Person’s gross negligence or willful misconduct. In no event shall any Indemnified Person be responsible for any special, indirect, punitive, or consequential damages. In addition, Company agrees to reimburse the Indemnified Persons for all expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any action or claim for which indemnification or contribution may be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party.

The indemnity, contribution, and expense reimbursement obligations set forth herein (i) shall be in addition to any liability Company may have to any Indemnified Person at common law or otherwise; (ii) shall survive the expiration of the Term; (iii) shall apply to any modification of PILLAR’s engagement and shall remain in full force and effect following the completion or termination of the Agreement; (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of PILLAR or any other Indemnified Person; and, (v) shall be binding on any successor or assign of Company and successors or assigns to Company’s business and assets.